Exhibit 99.1

News release
Hyzon Motors to expand in Germany with acquisition of Orten Betriebs GmbH and Orten Electric-Trucks GmbH

–Through the transaction, Hyzon plans to establish operational footprint and customer access in attractive German Zero Emission truck market, including expansion of electrification and powertrain kit expertise & assembly capacity
–With almost one century of experience in the truck and trailer industry, the ORTEN Group is one of the pioneers for the electrification of new and used commercial diesel vehicles, supporting worldwide CO2 free mobility.

ROCHESTER, N.Y. – June 13, 2022 – Hyzon Motors (NASDAQ: HYZN), a global supplier of zero-emissions hydrogen and fuel cell powered commercial vehicles, announced today the signing of a definitive agreement to acquire ORTEN Betriebs GmbH and subsidiaries, and ORTEN Electric Trucks GmbH, German manufacturers of innovative truck and trailer bodies for the beverage industry (collectively, “ORTEN”). The transaction is expected to close in the fourth quarter, 2022.

The acquisition brings three fully-operational production facilities and a team of over 80 employees under the Hyzon umbrella. ORTEN’s employees are experienced in electrification, retrofitting, and bodybuilding, all critical elements of Hyzon’s FCEV build process. Additionally, ORTEN management has extensive, long-standing customer relationships across Germany.

Complementary product lines between Hyzon and ORTEN, in combination with ORTEN’s body and powertrain kits, provide a comprehensive solution for customers transitioning their fleets to zero emissions: vehicles up to 26 tons can be transitioned to ORTEN’s existing offering of battery electric vehicles, while the operational requirements of medium- and heavy-duty vehicles can be met with Hyzon’s FCEVs.

Germany is expected to be a major global market for zero-emission commercial vehicles in the coming years. The European Union recently announced a total ban on sales of combustion engine cars from 2035, and Germany offers various incentives to transition heavy vehicles off diesel, including some that provide subsidies for up to 80% of the additional investment costs of going electric compared to replacing vehicles with diesel equivalents; and even greater levels of subsidy for some public fleets.

“We are proud to grow our team and our reach through such an esteemed and innovative provider of solutions in German logistics,” said Craig Knight, Hyzon Motors CEO. “We look forward to working with the ORTEN team to accelerate Germany’s move to zero emissions through hydrogen fuel cell technology, and to deepen the customer relationships ORTEN has in the beverage industry to include the potential of Hyzon FCEVs.”

“Looking back on a history of nearly 100 years of bringing innovative solutions to our commercial and municipal customers, we are happy and proud to join forces with Hyzon to build a better future”, adds Robert Orten, long term owner and CEO of the ORTEN group. “Being a first mover in the field of battery electric trucks, we now have the opportunity to scale up our proprietary electrification and body building know-how. I would like to express my gratitude to my employees, customers and suppliers and look forward to a successful cooperation with Hyzon.”

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About Hyzon Motors Inc.

Headquartered in Rochester, N.Y., with U.S. operations in the Chicago and Detroit areas, and international operations in the Netherlands, Singapore, Australia, Germany, and China, Hyzon is a leader in fuel cell electric mobility with an exclusive focus on the commercial vehicle market, and a near-term focus on back to base (captive fleet) operations. Utilizing its proven and proprietary hydrogen fuel cell technology, Hyzon aims to supply zero-emission heavy duty trucks and buses to customers in North America, Europe and around the world to mitigate emissions from diesel transportation, one of the single largest sources of carbon emissions globally. Hyzon is contributing to the escalating adoption of fuel cell electric vehicles through its demonstrated technology advantage, leading fuel cell performance and history of rapid innovation. Visit www.hyzonmotors.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements which include, but are not limited to, expected demand for and sales of Hyzon vehicles and the pace of adoption of hydrogen fuel cell electric vehicles, and the successful integration of Orten operations and expected benefits of the acquisition, and are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Hyzon disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Hyzon cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Hyzon, including risks and uncertainties described in the “Risk Factors” section of Hyzon’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 30, 2022, our Amended Registration Statement on Form S-1 filed with the SEC on April 6, 2021, and other documents filed by Hyzon from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Hyzon gives no assurance that Hyzon will achieve its expectations.

Hyzon Motors’ contacts

For Media:
Eva Lindpaintner
Marketing
media@hyzonmotors.com

For investors:
Darla Rivera
Investor Relations
ir@hyzonmotors.com

Accelerating the
Energy Transition	hyzonmotors.com